Exhibit 4.3

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

This Amendment to Rights Agreement, effective as of 5 p.m. (EST) on February 9, 2009, is between Convergys Corporation, an Ohio corporation (the “Corporation”), and Computershare Trust Company, N.A., (the “Rights Agent”).

R E C I T A L S:

WHEREAS, on November 19, 1998, the Board of Directors of Convergys Corporation adopted a Rights Agreement, effective and dated as of November 30, 1998, between Convergys Corporation and Computershare Trust Company, N.A. (as successor Rights Agent for the Fifth Third Bank, N.A.),

WHEREAS, on November 19, 1998, the Board of Directors declared a dividend distribution of one right (“Right”) on each of the Company’s outstanding Common Shares, without par value (the “Common Shares”), to holders of record of the Common Shares at the close of business on December 1, 1998, and well as to each Common Share issued after December 1, 1998,

WHEREAS, the Rights Agreement was amended by the parties thereto on December 1, 2008 in Amendment No.1 to the Rights Agreement,

WHEREAS, Section 27 of the Rights Agreement provides that the Company may supplement or amend any provision of the Rights Agreement;

WHEREAS, the Board of Directors of the Corporation has determined to amendment of the Rights Agreement as follows, effective at 5 p.m. (EST) on February 9, 2009.

NOW THEREFORE, for valuable consideration, the sufficiency of which is acknowledged by the parties hereto, the following has been agreed:

1. Threshold. The Beneficial Ownership threshold for becoming an Acquiring Person within the Rights Agreement, and in such other provisions within the Agreement where the percentage is used, which originally was set at 15% of the outstanding Common Shares, is hereby set at 20% of the outstanding Common Shares in all such definitions and provisions.

2. Term. The reference to “June 30, 2008” in Section 1(b) of Amendment No.1. is hereby deleted and the date of “June 30, 2009” is hereby inserted.

3. Defined Terms. The terms as defined in the Rights Agreement, other than as modified in this Agreement, shall continued to have the meanings ascribed to them in the Rights Agreement. Any defined term used herein, unless expressly stated otherwise in this Agreement, shall have the meaning ascribed to them in the Rights Agreement.

4. Controlling Agreement. In the even of any conflict between the terms of this Agreement and the Rights Agreement, this Agreement shall control.

5. Benefit of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of the Common Shares) any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Corporation, the Rights Agent and the registered holders of the Right Certificates (and, prior to the Distribution Date, registered holders of the Common Shares).

6. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Governing Law. This Agreement, each Right and each Right Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of Ohio applicable to contracts made and to be performed entirely within such State.

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IN WITNESS HEREOF, the parties hereto have caused this amendment to the Rights Agreement to be duly executed and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

Attest:	CONVERGYS CORPORATION

/s/ Kevin C. O’Neil	By:	/s/ Karen R. Bowman
Kevin C. O’Neil, Asst. Secretary		Karen R. Bowman, Senior Vice President, General Counsel & Secretary

Attest:	COMPUTERSHARE TRUST COMPANY, N.A.

	By:	/s/ Dennis V. Moccia
Dennis V. Moccia, Manager, Contract Administration